Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Table

FORM F-1

(Form Type)

SELINA HOSPITALITY PLC

(Exact Name of Each Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid

	Equity	Ordinary Shares of $0.005064 (to six decimal places) each in the capital of the Registrant(1) (Secondary Offering)	457(c)	142,568	$0.80	$114,054.40	$110.20 per $1,000,000	$12.57

Previously Paid

	Equity	Ordinary Shares of $0.005064 (to six decimal places) each in the capital of the Registrant(2) (Primary Offering)	457(c)	3,090,858	$1.02	$3,152,675.16	$110.20 per $1,000,000	$347.42
	Equity	Ordinary Shares of $0.005064 (to six decimal places) each in the capital of the Registrant(3) (Primary Offering)	457(i)	2,788,122	$11.50	$32,063,403	$110.20 per $1,000,000	$3,533.39
	Equity	Ordinary Shares of $0.005064 (to six decimal places) each in the capital of the Registrant(4) (Secondary Offering)	457(c)	8,509,056	$1.02	$8,679,237.12	$110.20 per $1,000,000	$956.45

	Total Offering Amount					$44,009,369.68		$4,849.83

	Total Fees Previously Paid							4,837.26	(5)

	Total Fee Offsets

	Net Fee Due							$12.57

(1)	Consists of 142,568 Ordinary Shares.
(2)	Consists of (i) 428,202 Ordinary Shares issuable upon the exercise of the Private Placement Warrants, (ii) 1,750,000 Ordinary Shares issuable upon the exercise of the Kibbutz Warrants, and (iii) 912,656 Ordinary Shares issuable upon the conversion of the 2023 Private Placement Convertible Notes.
(3)	Consists of (i) 1,394,061 Public Warrants issuable by Selina to certain holders who have elected to cancel the same number of warrants held by them, which were originally issued in connection with the issuance by Selina of $147.5 million aggregate principal amount of unsecured convertible notes, and (ii) 1,394,061 Ordinary Shares issuable upon the exercise of the Public Warrants.
(4)	Consists of (i) 5,418,198 Ordinary Shares, (ii) 912,656 Ordinary Shares upon conversion of the 2023 Private Placement Convertible Notes, (iii) 428,202 Ordinary Shares issuable upon conversion of the Private Placement Warrants, and (iv) 1,750,000 Ordinary Shares issuable upon conversion of the Kibbutz Warrants.
(5)	The registrant previously paid a total of $4,837.26 with the initial filing of this registration statement on Form F-1 to which this exhibit is attached.